UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) February 22, 2017

OSI SYSTEMS, INC.

(EXACT NAME OF REGISTRANT SPECIFIED IN CHARTER)

DELAWARE	000-23125	33-0238801
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

12525 CHADRON AVENUE

HAWTHORNE, CA 90250

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

(310) 978-0516

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously reported, OSI Systems, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) dated February 15, 2017 with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and the other initial purchasers named in Schedule A thereto (collectively, the “Initial Purchasers”), pursuant to which the Company issued and sold, and the Initial Purchasers, severally not jointly, purchased on February 22, 2017 $250 million aggregate principal amount of the Company’s 1.25% Convertible Senior Notes due 2022 (the “Notes”). The Company also granted the Initial Purchasers, acting severally and not jointly, an option to purchase up to an additional $37.5 million aggregate principal amount of Notes (the “Additional Notes”), solely to cover over-allotments.

On February 22, 2017, the Initial Purchasers exercised in full their over-allotment option to purchase the Additional Notes. The sale of Additional Notes closed on February 27, 2017. The Additional Notes were sold on the same terms and conditions as the Notes sold previously.  Following the issuance of the Additional Notes, the Company has issued a total of $287.5 million aggregate principal amount of the Notes. The Company intends to use the net proceeds from the sale of the Additional Notes to repay borrowings under its credit facility and for general corporate purposes.

Neither the Additional Notes nor the shares of common stock of the Company, par value $0.001 per share (“Common Stock”) issuable upon conversion thereof, if any, have been or are expected to be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any other securities laws. The Additional Notes were offered and sold to the Initial Purchasers in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. The Initial Purchasers offered and sold the Additional Notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure required by this Item 3.02 is contained in Item 2.03 and is incorporated herein by reference.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSI SYSTEMS, INC.
Date: February 27, 2017
	By:	/s/ Alan Edrick
Alan Edrick
Executive Vice President and Chief Financial Officer

3